EXHIBIT 19.2

MOODY'S
Company Procedures To Avoid Insider Trading
The procedures described below are designed to promote compliance with insider trading laws and regulations and applicable listing standards in the context of transactions by Moody’s Corporation (the “Company”) in Company securities. These procedures reflect the Company’s general guidelines, and may be varied or supplemented as determined appropriate by the Chief Financial Officer or the General Counsel and do not address transactions pursuant to equity- based compensation arrangements, which are conducted in accordance with the terms of the plans and agreements governing such arrangements.
Share Repurchase Procedures. The Treasurer’s office implements the Company’s share repurchase program, and is responsible for confirming that any share repurchases under the program are consistent with the Board of Directors’ repurchase authorization and are properly documented. That office notifies the Chief Financial Officer and the General Counsel, and any other executive officer it determines appropriate, in advance of commencing repurchases of Company securities or entering into any agreement (a “Repurchase Agreement”) providing for repurchases of Company securities. The Chief Financial Officer and the General Counsel will provide confirmation to the Treasurer’s office, typically in writing, that the Company is not aware of material non-public information prior to and as a condition of share repurchases being commenced or a Repurchase Agreement being entered into, including overseeing any further internal inquiries or reviews that may be appropriate for such confirmation. The Chief Financial Officer and the General Counsel will promptly notify the Treasurer’s office if they determine that a prior confirmation of not being aware of material non-public information has ceased to be accurate at a time when discretionary repurchases are being conducted or prior to when a Repurchase Agreement is scheduled to be entered into. The Treasurer’s office will inform the Chief Financial Officer and the General Counsel, and any other executive officer it determines appropriate, if there are any changes in the planned timing of conducting repurchases of Company securities or entering into a Repurchase Agreement.
Share Issuance Procedures. The General Counsel’s office oversees offers and sales of Company securities, the procedures for which will vary based on the nature and context of the transactions and in light of additional state law and federal securities laws applicable to the particular transactions. As applicable, the General Counsel’s office will coordinate any due diligence procedures in connection with underwritten offering and determine whether appropriate information has been made available to purchasers of the Company securities (which may include information provided pursuant to a confidentiality or non-disclosure agreement).